UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2008

VERENIUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29173	22-3297375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Cambridge Parkway, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 674-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 6, 2008, Verenium Corporation (‘Verenium”) issued a press release announcing that it had entered into a Joint Development and License Agreement with BP Biofuels North America LLC focused on the development and commercialization of cellulosic ethanol technologies.

As part of the transaction announced in the press release, a Special Purpose Entity, equally owned by Verenium and BP, was formed to serve as a technology repository which will house new intellectual property developed through a collaboration relating to cellulosic ethanol production. All intellectual property held by the parties prior to the formation of the Joint Development and Licensing Agreement will be retained by each respective company. Further, the special purpose entity will also serve as a licensing entity to enable all cellulosic ethanol production projects.

The financial terms of the initial phase of the relationship include $45 million payable by BP in three installments of $24.5 million within ten days of the closing date, $6.5 million on January 2, 2009, and $14 million on July 1, 2009 in connection with broad access to Verenium’s cellulosic ethanol technology platform, production facilities, and employee scientific knowledge and expertise. The Companies’ joint efforts in the field will be directed by a Joint Development Agreement pursuant to which BP will pay Verenium a further $45 million, $15 million of which is to be paid on January 2, 2009, plus $2.5 million per month from February 2009 through and including January, 2010 to co-fund Verenium’s various scientific and technical initiatives within the cellulosic ethanol field.

The information in this Current Report on Form 8-K, and Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Joint Press Release of Verenium and BP dated August 6, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERENIUM CORPORATION

Dated: August 6, 2008	By:	/s/ Gerald M. Haines II
	Name: Title:	Gerald M. Haines II Executive Vice President and Chief Legal Officer